EXHIBIT 10(c)

Amended as of February 3, 2011
1st SOURCE CORPORATION
1982 EXECUTIVE INCENTIVE PLAN

1.           PURPOSE. This Executive Incentive Plan (the "Plan") is intended to promote the interests of 1st Source Corporation, an Indiana corporation (“1st Source” or the "Corporation") and its shareholders by attracting and motivating educated, self-disciplined and aggressive managers, and by providing an incentive to induce continued future employment of certain key employees of the Corporation and certain key employees of one or more Subsidiaries of the Corporation.  For the purposes of this Plan, the term "Subsidiary" shall mean a corporation or corporations of which the Corporation owns, directly or indirectly, a majority of the outstanding voting stock.

2.           ADOPTION AND ADMINISTRATION OF THE PLAN. The Plan shall become effective as of January 1, 1982.  The Plan shall be administered by the Executive Compensation and Human Resources Committee of the Board of Directors of the Corporation (the "Committee").  The Committee shall interpret, implement, and administer the Plan and, to the extent and the manner contemplated herein, it shall exercise the discretion granted to it as to the determination of who shall participate in the Plan, the terms and conditions under which key employees may participate or continue participating in the Plan, the size and terms of awards to each participant, and the time when such awards shall be granted to each participant.  Any action taken by the Committee with respect to the implementation, interpretation or administration of the Plan shall be final, conclusive and binding on the Corporation and each participant.

3.           STOCK SUBJECT TO THE PLAN. The Committee shall determine the number of shares of common stock of the Corporation to be allocated to the Plan annually.  The Committee may allocate and issue under this Plan not more than 2% in any one calendar year of the outstanding common stock of the Corporation outstanding at the beginning of such year.  Such common stock is herein sometimes referred to either as "book value shares" or as “market value shares.”  The distribution of shares pursuant to this Plan may be made either from authorized and unissued shares or from Treasury shares, as determined by the Committee.  All shares issued in accordance with the Plan shall be fully paid and non-assessable shares and free from preemptive rights.

4.           ELIGIBILITY. The Committee shall designate from time to time, those key executives who are employees of the Corporation or any of its subsidiaries in Salary Levels 156 and above as the Chief Executive Officer may recommend, and the Committee deems appropriate.  The key executives who shall be eligible to receive an award under the Plan shall be selected because of their management responsibility and the long-term impact their management has on the performance of the overall Corporation.  The Committee shall make its selections from candidates recommended by the Chief Executive Officer and shall determine their partnership percentage and salary level they participate in for purposes of the Plan.  In making the allocation, the Committee shall consider, among other items, the position and responsibility of the participant, the value of the future service to be performed, the compensation of the participant, the actual earnings performance of the Corporation and the allocation proposed by the Chief Executive Officer.  The Committee shall establish the amount of the award to be granted to each participant.

5.           FORM OF AWARD. The Committee shall forthwith advise each employee selected to participate in an award by written notice.  Each employee who shall be the subject of an award shall be designated as a "Participant."

(a)          The Corporation may provide two annual awards: (i) an amount payable in cash and earned immediately, and (ii) an amount equal to a full or partial match of the cash award and allocated immediately in book value or market value shares of common stock but which must be earned over the succeeding five (5) years during which time they will be subject to a substantial risk of forfeiture based on the achievement of future performance metrics and the employee remaining with the Corporation.  The book value shares are restricted as described in paragraph 7 and 8 below.

(b)          The Corporation may also provide for a long-term award from time to time as designated by the Committee.  These awards will be granted for attainment of longer-term goals, usually for three (3) years or longer.  Such awards will consist of two distinct parts:  (i) an amount payable in cash and earned immediately; and (ii) an amount allocated immediately in market value shares of common stock  which must be earned over the succeeding five (5) years during which time they may be subject to a substantial risk of forfeiture based on the employee remaining with the Corporation.

(c)          The stock portion of the awards shall be made in whole book value shares or whole market value shares only.  No fractional shares shall be awarded.

6.           ACTION REQUIRED OF PARTICIPANTS

(a)          Within 30 days from the date of such written notice of the Participant’s initial award under the Plan, the Participant shall notify the Committee, in writing, of acceptance of the award and the terms thereof, applicable to the initial award and to all subsequent awards accepted under the Plan, which notice shall be deemed delivered for all purposes under this Plan when personally delivered or mailed to Chief Financial Officer, 1st Source Corporation, P.O. Box 1602, South Bend, Indiana 46634 by postpaid certified United States mail.

(b)          The Corporation may require that, in allocating shares, the Participant agree with, and represent to, the Corporation that Participant is acquiring such shares for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares except such transfer by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any Participant.  Such shares shall be transferable thereafter only if the proposed transfer shall be permissible pursuant to this Plan and if, in the opinion of counsel (who shall be satisfactory to Corporation), such transfer shall at such time be in compliance with applicable securities law.

7.           RESTRICTIONS. By accepting the award of shares under this Plan, a Participant agrees and consents to the following additional restrictions:

(a)          All unearned shares shall be retained by Corporation.  A receipt for the certificate or certificates for the shares awarded to a Participant shall be delivered by the Corporation to a Participant on or after the date of issuance.  Such Participant thereupon shall be a shareholder with respect to all of the shares represented by such certificate or certificates and shall have all rights of a shareholder with respect to all such shares, including the right to vote such shares and receive all dividends and other distributions, subject to termination upon the occurrence of an Act of Forfeiture as set forth in the Plan.  The certificates for such shares may be either imprinted or stamped with a legend to the effect that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated (except to issuer), assigned, conveyed, or otherwise voluntarily or involuntarily disposed of except in accordance with this Plan (any such disposition being automatically an Act of Forfeiture) by the holder thereof until such time as the restrictions provided for herein lapse.

(b)          If new or additional or different shares or securities are distributed with respect to shares of common stock of the Corporation as the result of a stock split, stock dividend, combination of shares or other change involving 1st Source securities, or exchange for other securities, or reclassification, reorganization, merger, consolidation, recapitalization or otherwise, the Participant shall, as the owner of book value or market value shares subject to restrictions hereunder, be entitled to such new or additional or different shares of stock or securities.

(1)           In the case of such a stock split, stock dividend, combination or other change involving 1st Source securities, exchange for other 1st Source securities, reclassification, recapitalization, or other like event involving the distribution of 1st Source securities, the certificate or certificates for, or other evidences of, such new or additional or different book value or market value shares or securities, shall be appropriately imprinted with the legend provided in paragraph 7(a) of this Plan and all provisions of this Plan relating to restrictions to such new or additional or different book value or market value shares or securities to the extent applicable to the shares with respect to which they were distributed; provided, further, that if the Participant shall receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants and such fractional interests shall be received, by the Participant subject to all of the remaining restrictions herein set forth.  All such additional book value or market value shares, rights or other securities shall be retained in safekeeping by the Corporation for the account of the Participant.

(2)           In the case of such an exchange for securities of an issuer other than 1st Source, or such a reorganization, merger, consolidation, or other like event involving the distribution of securities of an issuer other than 1st Source, which will result in a change of control of 1st Source, (i) all awarded shares subject to forfeiture under this Plan shall no longer be subject to forfeiture, (ii) all awarded shares shall be earned stock for all purposes of the Plan, and (iii) all restrictions  on shares of stock theretofore awarded hereunder shall terminate (including the restrictions at paragraphs 7 and 8 hereof and except for those imposed by applicable securities laws).  The foregoing sentence shall be effective immediately prior to such distribution.  The Committee shall have full and sole discretion to determine whether a change in control of 1st Source will occur for these purposes, but in the absence of a contrary finding by the Committee, the acquisition by any person or group of persons, other than 1st Source, of beneficial ownership of 50.01% or more of the then outstanding shares of 1st Source common stock shall be deemed to be a change of control.

(c)          The term "Restricted Period" with respect to any book value shares awarded to a Participant under this Plan shall mean that period commencing with the date of issuance of such shares and ending on the date at which all such shares have been purchased from Participant by Corporation or exchanged by the Participant for market value shares as provided herein.

(d)          The term "Forfeiture Period" with respect to any award of shares issued to a Participant under this Plan shall mean a period commencing on the date of issuance of such shares to the Participant and ending over a five (5) year period thereafter.  The Forfeiture Period shall terminate at an equal and proportionate rate for each year in which:

(1)           the Participant served continuously as an employee, for the full year, or in which the employee died, became totally disabled or retired at his/her normal retirement age while an employee, and during which,

(2)           for book value shares only, the Corporation achieved the requisite annual net income, ROA, ROE or other performance goal or goals established in advance by the Committee in connection with the applicable award.

The “normal retirement age” means age 65 unless changed by the Committee, provided, however, that the Committee may authorize a normal retirement at an earlier age for a Participant if it determines that such action is in the best interests of the Corporation or otherwise is warranted based upon hardship or other special circumstances.

With respect to book value shares only, for any year in which the Corporation’s performance is equal to or has exceeded the requisite cumulative goals established for the accumulated years subsequent to the date of the award, all risk of forfeiture is removed for those shares which were not released in that year or any prior year in which the Corporation failed to meet the required annual or cumulative goals.

Notwithstanding the foregoing, the Committee may, in light of external events or other changed circumstances that the Committee determines were beyond the control of Participants, and despite the Corporation's failure to meet the required annual or cumulative goals, make adjustments to the net income, ROA, ROE or other performance goals attached to share awards, terminate or extend the Forfeiture Period on issued shares for the current or prior year for any current or prior year(s) or make such other adjustments as it determines are prudent and reasonable to fairly reward Participants.  Such other adjustments may include taking into account strong relative performance, typically in the top quartile of the Corporation’s peers, based on a set of metrics determined by the Committee.

(e)          All stock subject to forfeiture shall be called "unearned stock."

(f)           For all purposes of this Plan, an Act of Forfeiture shall be deemed to be any one of the following:

(1)           With respect to shares subject to forfeiture, the voluntary or involuntary termination of the employment of a Participant during the Forfeiture Period, other than by death, disability or normal retirement, or

(2)           The attempted sale, exchange, transfer, pledge, hypothecation, assignment, conveyance or other voluntary or involuntary disposition of any of the unearned stock all of which is hereby expressly prohibited by this Plan.;

(3)           The election by the Participant to be taxed in the year of receipt of an award of stock under Section 83(b) of the Internal Revenue Code of 1986 as amended, or

(4)           Termination of the five (5) year Forfeiture Period for book value shares if the Corporation fails to achieve the requisite annual net income, ROA, ROE or other performance goal or goals  established in advance by the Committee in connection with the applicable award with respect to any portion of the unearned stock.

(g)          Upon the occurrence of an Act of Forfeiture relating to a Participant, the right, title and interest of all remaining unearned stock of Corporation held by such Participant shall be automatically forfeited and terminated for all purposes and Participant agrees on behalf of himself/herself, his/her personal representative, heirs, legatees, or successors to execute and deliver to Corporation such forms of stock power, assignments or instruments of transfer which Corporation may reasonably request and, upon the failure of Participant or his/her personal representatives, heirs, legatees or successors to execute and deliver any and all forms of stock power, assignments and instruments of transfer requested by the Committee to vest and transfer to Corporation complete title to all such forfeited shares, each Participant consents and agrees that the St. Joseph Circuit Court of St. Joseph County, Indiana, shall have personal jurisdiction over such Participant to permit Corporation to obtain an order of specific performance which is authorized and for which consent is hereby given by each Participant who accepts an award of shares under this Plan.

(h)          The right, title and interest of any transferee of any shares acquired from a Participant under this Plan by will or by laws of descent and distribution will and shall be subject to all of the terms and conditions of the Plan, including but without limitation, the restrictions on transfer and the provisions relating to forfeiture.

(i)           The book value shares may only be sold to the Corporation under the terms of this Plan.  1st Source may, in addition to any other purchases required by this Plan, upon request of a Participant, purchase earned book value stock from the Participant prior to death, disability, retirement, or other termination of employment.  Any such purchase is limited to 50% of the Participant’s shares of earned book value stock which, at the time of purchase, have been earned book value stock for at least seven years.  Such a purchase is permitted only upon approval of the Committee and only for the following reasons:  (1) purchase of the Participant’s principal residence or a second home, (2) payment of tuition or related educational expenses for the Participant, the Participant’s spouse, or a dependent and (3) financial hardship.  The Committee will have sole discretion to determine whether the enumerated criteria are being satisfied in any purchase.  Any transfer or purported transfer made by a Participant at any time, except at the times and in the manner expressly authorized, shall be null and void and the Corporation shall not be obligated to recognize nor to give effect to such transfer on its books or records nor to recognize the person or persons to whom such purported transfer has been made as the legal beneficial holder of such shares.

(j)           The Committee may impose such other restrictions on any shares awarded to a Participant pursuant to this Plan as it may deem advisable, including without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and under any blue-sky or securities laws applicable to such shares.

8.           MANDATORY RESALE OF BOOK VALUE STOCK.

(a)          If the Participant is employed at the time of his death, total disability, or normal retirement, Participant or his/her personal representative must sell his/her book value stock back to the Corporation.

(1)           Twenty percent (20%) of the purchase price will be paid each year thereafter, beginning on the first anniversary of the date of such death, total disability, or retirement.

(2)           The purchase price for any year shall be the book value at the close of the year in which such death, total disability or retirement occurs.

(3)           The amount of the purchase price shall bear interest at 1st Source Bank’s current one-year certificate of deposit rate commencing as of the date the book value at the close of the applicable year is finally determined.

(4)           At the date of such retirement or total disability, Participant may elect to defer the sale of all book value stock for an additional period of up to five (5) years under the sale terms above.

(5)          The Corporation may elect to pay the purchase price through an exchange of all book value stock for market value stock of equal value.  Such election must be made for all book value shares earned at time of such retirement or disability in accordance with the requirements established by the Committee.  The Corporation may take into account the request of the Participant to be paid in either cash or market value stock.

(6)           As any unearned book value stock at date of such retirement is earned thereafter, it shall be sold to, or exchanged with, the Corporation consistent with the Corporation’s election in the immediately preceding subparagraph, and otherwise subject to the terms above.

(b)          Upon termination of employment by voluntary act of Participant or by act of Corporation, except death or disability or normal retirement, all of such Participant’s earned book value stock must be sold to Corporation.

(1)           The price to be paid by Corporation shall be the lower of (a) book value at the end of the year prior to year of departure, or (b) book value at the end of the year of departure.  Book value shall be determined by the Committee as described in paragraph 9 below.

(2)           Installments of ten percent (10%) of the purchase price of the shares shall be paid to the Participant each year, without interest.

(c)          If the Committee in its sole discretion determines in any case that lump sum payment instead of installment payment as required by paragraph 8(a) or (b) would be desirable (whether for financial reasons, administrative ease, or otherwise) due to the size of the required installment payments, the Committee may order without consent of the Participant such lump sum payment be made in lieu of payment in installments.  Such a lump sum payment shall be in an amount equal to the present value of the installment payments which would have otherwise been made discounted at the current long-term ”applicable federal rate.”

9.           MISCELLANEOUS PROVISIONS.

(a)          Expense.  All expenses and costs in connection with the administration of the Plan shall be borne by the Corporation.

(b)          No Prior Rights of Offer.  Nothing in the Plan shall be deemed to give any officer or employee of the Corporation or his or its legal representatives or assigns or any other person or entity claiming under or through any Participant any contractual or other right to participate in the benefits of the Plan.

(c)          Indemnification of the Committee.  In addition to such other rights or indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereof and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceedings, the person desiring indemnification shall give the Corporation an opportunity, at its own expense, to handle and defend the same.

(d)          Liability of Corporation.  The liability of the Corporation under this Plan or any award of shares made hereunder is limited to the obligation set forth with respect to such award, and nothing herein contained shall be construed to impose any liability on the Corporation in favor of any Participant with respect to any loss, cost or expense which a Participant may incur in connection with or arising out of any transaction in connection therewith.

(e)          No Agreement to Employ.  Nothing in the Plan shall be construed to constitute or be evidence of an agreement or understanding expressed or implied on the part of the Corporation or any Subsidiary to employ or retain any Participant to whom any shares have been awarded for any specified period of time or times.

(f)           Book value.  Book value under this Plan shall be determined in accordance with generally accepted accounting principles, as published in the Corporation’s Annual Report.

(g)          Market value.  Market value under this Plan shall mean the average closing price of a share of common stock, as reported by NASDAQ, or by any other exchange upon which the shares may be traded, for the five consecutive trading days ending on the day on which the value is to be determined or if that day is not a stock trading day, then on the last preceding trading day.

(h)          Materially Misstated Financial Results.  In addition to any terms as the Committee may determine, all awards under the Plan shall be subject to applicable law, including laws governing the potential forfeiture and/or recovery of awards in the event they are based upon financial results that are subsequently determined to have been materially misstated.

10.          AMENDMENT AND TERMINATION OF THE PLAN. The Corporation may at any time terminate or extend the Plan, or make such modification of the Plan or of the exhibits attached to this Plan as it shall deem advisable.  No termination or amendment of the Plan shall, without the consent of any person affected thereby, modify or in any way affect any right or obligation created prior to such termination or amendment.

11.          POWERS OF EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE. The Committee shall have the authority to make all interpretations of this plan in its sole discretion.  It shall make all administrative rules and other determinations and shall rule upon all questions and requests with respect to the Plan.